UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2007
Entertainment Properties Trust
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-13561 (Commission File Number)	43-1790877 (I.R.S. Employer Identification No.)
30 West Pershing Road, Suite 201
Kansas City, Missouri 64108
(Address of principal executive office)(Zip Code)
(816) 472-1700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On May 29, 2007, Entertainment Properties Trust (the “Company”) issued a press release announcing the completion of its previously announced redemption of all of the Company’s outstanding 9.50% Series A Cumulative Redeemable Preferred Shares at a redemption price of $25.3892361 per share. The price was the sum of the $25.00 per share liquidation preference plus a quarterly dividend of $0.59375 per share prorated through the redemption date. The aggregate redemption price of approximately $58.4 million was paid using the $111.1 million of net proceeds received by the Company from its sale of $115.0 million of its 7.375% Series D Cumulative Redeemable Preferred Shares (which amount included the fully-exercised over-allotment option of 600,000 shares). The Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     The information in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.
Item 9.01. Financial Statements and Exhibits.

Exhibit
No.	Description
99.1	Press Release dated May 29, 2007 issued by Entertainment Properties Trust

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT PROPERTIES TRUST
By:	/s/ Mark A. Peterson
Mark A. Peterson
Vice President, Chief Financial Officer and Treasurer

Date: May 29, 2007

INDEX TO EXHIBITS

Exhibit
No.	Description
99.1	Press Release dated May 29, 2007 issued by Entertainment Properties Trust